Exhibit 10.5.12
TRINITY INDUSTRIES, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT
GRANT AGREEMENT
PERFORMANCE PERIOD 20[___]-20[___]

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT (the “Agreement”), is made by and between TRINITY INDUSTRIES, INC. (hereinafter called, the “Company”) and [NAME] (hereinafter called, the “Grantee”), is made as of [DATE] (the “Date of Grant”); the performance period for this award is the three-year period [DATES] (the “Performance Period”).

WITNESSETH:

WHEREAS, the Grantee complies with the requirements of eligibility for the award of performance-based Restricted Stock Units under the Fourth Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan (the “Plan”); and

WHEREAS, the Company has determined to grant to the Grantee an award of performance-based Restricted Stock Units, denominated in Shares of the Company, so that one Restricted Stock Unit is valued as one Share, subject to the terms and conditions hereinafter set forth, as a performance incentive affording the Grantee an opportunity to obtain an increased proprietary interest in the Company, thereby promoting alignment between the Grantee’s interest and the interests of the Company, and to stimulate the Grantee’s enthusiastic participation in the development, growth, performance, and financial success of the Company;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

1.Grant of Performance-Based Restricted Stock Units.

Subject to the terms and conditions of the Plan, this Agreement, and the restrictions set forth below, the Company hereby grants to the Grantee (this “Performance Unit Grant”) a target award of [TOTAL_SHARES_GRANTED] Restricted Stock Units (the “Target Performance Units”); provided that the actual number of Restricted Stock Units that are granted and may be vested under this Agreement is up to [___]% of the Target Performance Units, based upon the achievement of the goals and objectives during the Performance Period, as set forth on the attached Appendix (such actual number of Restricted Stock Units vested is referred to herein as, the “Vested Performance Units”). Each Vested Performance Unit shall be converted into one Share of the Company, in accordance with and subject to the terms and conditions of the Plan and this Agreement.

2.Stockholder Status.

The Grantee will have no rights as a stockholder (including, without limitation, the right to vote and to receive dividends) with respect to any Restricted Stock Units covered by this Agreement until the issuance of Shares to the Grantee (in certificated or book-entry form) upon the conversion of the Vested Performance Units into Shares. The Grantee, by his or her execution of this Agreement, agrees to execute any documents requested by the Company in connection with the conversion of Vested Performance Units. Except as otherwise provided in

Section 8 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such Shares.

3.Vesting; Forfeiture.

Subject to special vesting and forfeiture rules in this Agreement (including, without limitation, the remedies set forth in Section 10(f) below) and subject to certain restrictions and conditions set forth in the Plan, the Restricted Stock Units shall become vested (i.e., become Vested Performance Units) effective as of [DATE] (the “Vesting Date”), upon certification by the Committee (as defined in the Plan) of the achievement of the requirements/targets set forth on the Appendix attached to this Agreement as of the end of the Performance Period, which Appendix is by this reference made a part hereof.

In addition, the following special rules shall apply:

(a)In the event of the death of the Grantee or the termination of the Grantee’s employment for Disability (as defined in the Plan) prior to the Vesting Date, the performance goals set forth on the attached Appendix shall be assumed to have been met at the target level on the date of such death or termination of employment for Disability, and the Grantee (or the Grantee’s personal representative) shall become vested in Vested Performance Units on such date (the “Death/Disability Vesting Date”) in an amount equal to the Target Performance Units multiplied by a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of death or termination of employment for Disability, and the denominator of which is the number of days in the full Performance Period;

(b)If, prior to the Vesting Date, (i) a Change in Control (as defined in the Plan) occurs and (ii) the Grantee’s employment is terminated by the Company without Cause (as defined below) in connection with such Change in Control or at any time during the period commencing on the effective date of the Change in Control (the “Effective Date of a Change in Control”) and ending on the earlier of (x) the Vesting Date and (y) the second anniversary of the Effective Date of a Change in Control, then the level of performance of the performance goals set forth on the attached Appendix shall be assumed to have been met at the target level on the date of such Change in Control, and the Grantee (or the Grantee’s personal representative) shall become vested in Vested Performance Units on such date (the “CIC Vesting Date”) in an amount equal to the Target Performance Units;

(c)Subject to item (d) below, solely in the event of the Grantee’s termination of employment by the Company without Cause, by the Grantee for Retirement (as defined below) or by the Grantee for Good Leaver (as defined below) prior to the Vesting Date, this Performance Unit Grant shall not be immediately forfeited and the Grantee shall become vested in Vested Performance Units on the Vesting Date, based on the level of achievement of the performance goals set forth on the attached Appendix at the end of the Performance Period as determined by the Committee, multiplied by a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of termination without Cause, Retirement or Good Leaver, as applicable, and the denominator of which is the number of days in the full Performance Period. For purposes of this Agreement, “Cause” shall be deemed to exist if any of the following items shall apply: (i) failure to comply with the Company’s rules, regulations, policies or procedures, or willful failure to follow directions of the Board, or any other willful act that will result in a materially negative effect to the Company (which, if curable, is not cured within thirty (30) days after notice thereof to the Grantee by the Board); (ii) misappropriation of funds or property of the Company or committing any fraud against the Company; (iii) misappropriation of any corporate opportunity or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled; (iv) the conviction of a crime that has caused or may be reasonably expected to cause material injury to the Company or any of its Affiliates, or the conviction of a felony; (v) the use of alcohol or drugs by the Grantee in violation of the Company’s policies or in such a manner as to materially interfere with the performance of the Grantee’s duties; or (vi) conduct by the Grantee which is materially injurious to the Company, monetarily or otherwise, or the commission (or omission) of acts within employment with the Company amounting to gross negligence, fraud or willful misconduct; or

(d)If, prior to the Vesting Date, the Grantee’s employment terminates due to a termination by the Company without Cause, by the Grantee for Retirement or by the Grantee for Good Leaver and the Grantee is at such time serving as a director, officer, employee, owner, partner, advisor, agent, or consultant for (i) any business or entity that competes, directly or indirectly, with the Company or its Affiliates; or (ii) any business or entity that is a supplier or customer of the Company or its Affiliates, then this Performance Unit Grant (including any Target Performance Units (and any Vested Performance Units), as well as any Shares payable with respect thereto), will be subject to forfeiture at the discretion of the Committee.

(e)For purposes of this Section 3, the following terms shall mean:

(i)    “Good Leaver” means the Grantee’s voluntary termination of employment with the consent of the Committee on or after the attainment of age sixty (60) and five (5) years of continuous service with the Company; provided, that, the Grantee complies with the Company’s Good Leaver Policy, as such may be amended from time to time, and if at any time the Committee determines that the Grantee’s termination of employment should have been a termination of employment by the Company for Cause, then such termination of employment will no longer be due to Good Leaver and all Units shall immediately be forfeited.

(ii)    “Retirement” means the Grantee’s voluntary termination of employment with the consent of the Committee on or after (A) the attainment of age sixty (60) and ten (10) years of continuous service with the Company, and (B) six (6) months from the Date of Grant; provided, however, that if at any time the Committee determines that the Grantee’s termination of employment should have been a termination of employment by the Company for Cause, then such termination of employment will no longer be due to Retirement and all Units shall immediately be forfeited.

The Restricted Stock Units that are not vested in accordance with this Section 3 shall be forfeited on the earlier of (x) the date of the Grantee’s termination of employment (other than for death, Disability, by the Company without Cause, by the Grantee for Retirement or by the Grantee for Good Leaver), or (y) the Vesting Date. Upon forfeiture, all of the Grantee’s rights with respect to the forfeited Restricted Stock Units shall cease and terminate, without any further obligations on the part of the Company. For purposes of clarity, in the event of the Grantee’s termination of employment by the Grantee for any reason (other than Retirement, Good Leaver, death or Disability) or by the Company for Cause, all unvested Restricted Stock Units shall be immediately forfeited.

4.Form and Timing of Payment.

Subject to the provisions of the Plan and this Agreement, upon the vesting of Restricted Stock Units in accordance with Section 3 above (on the Vesting Date, the Death/Disability Vesting Date, or the CIC Vesting Date, as applicable), or as soon as practicable following such vesting, but in no event later than sixty (60) days after the Vesting Date, the Death/Disability Vesting Date, or the CIC Vesting Date, as applicable, the Company shall convert the Vested Performance Units into (a) the number of whole Shares equal to the number of Vested Performance Units, (b) a cash payment equal to the aggregate Fair Market Value of the Shares which otherwise would have been delivered at the time of conversion in lieu of delivering such Shares, or (c) a combination of (a) and (b) above, and shall deliver such Shares and/or cash to the Grantee or the Grantee’s personal representative. Shares and/or cash shall only be delivered under this Section 4 if the Grantee or the Grantee’s personal representative has made appropriate arrangements with the Company in accordance with Section 27 of the Plan for applicable taxes which are required to be withheld under federal, state or local law or the tax withholding requirement has otherwise been satisfied.

5.No Rights of Continued Service.

Nothing herein shall confer upon the Grantee any right to remain an officer or employee of the Company or one of its Subsidiaries, and nothing herein shall be construed in any manner to interfere in any way with the right of the Company or its Subsidiaries to terminate the Grantee’s service at any time.

6.Interpretation of this Agreement.

The administration of the Plan has been vested in the Committee, and all questions of interpretation and application of this Performance Unit Grant shall be subject to determination by a majority of the members of the Committee, which determination shall be final and binding on Grantee.

7.Subject to Plan.

This Performance Unit Grant (including any Target Performance Units (and any Vested Performance Units), as well as any Shares payable with respect thereto) is granted subject to the terms and provisions of the Plan, which Plan is incorporated herein by reference. In case of any conflict between this Agreement and the Plan, the terms and provisions of the Plan shall be controlling. Capitalized terms used herein, if not defined herein, shall be as defined in the Plan.

8.Adjustment of Number of Units.

The number of Restricted Stock Units awarded pursuant to this Agreement and the Shares to be delivered with respect to the Restricted Stock Units shall be subject to adjustment in accordance with Section 20 of the Plan.

9.Repayment on Restatement.

Vested and unvested Restricted Stock Units (and any Shares delivered upon conversion of Vested Performance Units) are subject to forfeiture in order to satisfy amounts recoverable by the Company that the Committee determines pursuant to the Policy for Repayment on Restatement of Financial Statements as may be in effect at the time of the determination, which policy is incorporated herein by reference.

10.Restrictive Covenants.

(a)Non-Disclosure.

(i)During the Grantee’s employment with the Company, the Company shall grant the Grantee otherwise prohibited access to the Company’s trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at the Company’s substantial expense, and which is of great competitive value to the Company. “Confidential Information” includes all trade secrets, inventions and confidential and proprietary information of the Company including, but not limited to, the following: all documents or information, in whatever form or medium, concerning or relating to any of the Company’s discoveries; designs; plans; strategies; models; processes; techniques; technical improvements; development tools or techniques; modifications; formulas; patterns; devices; data; product information; manufacturing and engineering processes, data and strategies; operations; products; services; business practices; policies; training manuals; principals; vendors and vendor lists; suppliers and supplier lists; customers and potential customers; contractual relationships; research; development; know-how; technical data; software; product construction and product specifications; project information and data; developmental or experimental work; plans for research or future products; improvements; interpretations, and analyses; database schemas or tables; infrastructure; marketing methods; finances and financial information and data; business plans; marketing and sales plans and strategies; budgets; pricing and pricing strategies; costs; customer and client lists and profiles; customer and client nonpublic personal information; business records; audits; management methods and information; reports, recommendations and conclusions; and other business information disclosed or made available to the Grantee by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (A) is generally available to the public on the Date of Grant or (B) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder. Throughout the Grantee’s employment with the Company and thereafter: (x) the Grantee shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Company protecting the Confidential Information; and (y) the Grantee shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Grantee’s duties.

(ii)If the Grantee shares Confidential Information with outside persons, other than as required to comply with applicable laws and as necessary to manage the Grantee’s personal finances or in accordance with the exceptions contained in this Section 10(a), the Grantee may be subject to the Grantee’s rights hereunder being forfeited upon a determination by the Committee that the Grantee has violated this Section 10. Nothing in this Agreement prohibits the Grantee from reporting possible violations of U.S. federal or state law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, making other disclosures that are protected under the whistleblower provisions of U.S. federal or state law or regulation, or participating in an investigation or proceeding conducted by any governmental or law enforcement agency or entity. The Grantee does not need the prior authorization of the Company to make any such reports or disclosures, and the Grantee is not required to notify the Company that the Grantee has made such reports or disclosures.

(iii)This Agreement also does not prohibit the disclosure of a trade secret (as that term is defined under applicable law) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, where such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Grantee files a lawsuit for reporting a suspected violation of the law, the Grantee may disclose the trade secret to the Grantee’s attorney and use the trade secret in the court proceeding if the Grantee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(b)Non-Competition. In consideration for (i) this Agreement and the payments and benefits provided herein; (ii) the Company’s promise to provide Confidential Information to the Grantee, (iii) the substantial economic investment made by the Company in the Confidential Information and the goodwill of the Company, (iv) the Company’s employment of the Grantee, and (v) the compensation and other benefits provided by the Company to the Grantee, to protect the Company’s Confidential Information and the business goodwill of the Company, the Grantee agrees to the following restrictive covenants and the covenants set forth in Sections 10(c), (d), (e), and (f). During the Grantee’s employment and for a twelve (12) month period subsequent to the date of the Grantee’s termination of employment (the “Restricted Period”), the Grantee agrees he or she will not, directly or indirectly, absent the express, written consent of the Chief Executive Officer of the Company (the “CEO”) or the Chairman of the Committee (the “Chairman”), or either of their respective designees, become or serve as, directly or indirectly, a director, officer, employee, owner, partner, advisor, agent, or consultant with, or engage in, any business that manufactures, provides or sells rail manufacturing, rail maintenance, rail leasing or rail management, tank or freight railcars, railcar parts or heads, shipper services, and all other products and services provided, or seriously pursued, by the Company or its Affiliates during the period from the Date of Grant through the date of the Grantee’s termination of employment, in any state, or similar geographic territory, in which the Company or any of its Affiliates operate as of the date of the Grantee’s termination of employment and for which the Grantee performed services, had responsibility or received Confidential Information (“Restricted Territory”). Further, for a twelve (12) month period after the Grantee’s termination of employment, the Grantee agrees not to serve as a consulting or testifying expert for any third party in any legal proceedings (including arbitration or mediation) or threatened legal proceedings involving the Company, unless called to do so by the Company or an Affiliate. The Grantee agrees to notify the CEO in writing, with a copy of such notice to the Chairman, in the event the Grantee accepts employment or service of any nature with any person, business, or entity during the Restricted Period.

(c)Non-Solicitation. During the Restricted Period, other than in connection with the Grantee’s duties for the Company, the Grantee shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons, (i) solicit business, or attempt to solicit business, from any Client or Prospective Client, (ii) interfere with, or attempt to interfere with, the Company’s relationship, contracts or business with any Client or Prospective Client or Supplier, or (iii) induce or persuade in any manner, or attempt to induce or persuade, any Client or Prospective Client or Supplier to curtail or cancel any business or contracts with the Company. This restriction applies only to business which is in the scope of services or products provided by the Company. “Client or Prospective Client” means any client or prospective client with whom the Company did business or who the Company solicited within the twenty-four (24) month period preceding the Grantee’s termination of employment, and who or which: (A) the Grantee contacted, called on, serviced or did business with during the Grantee’s employment with the Company; (B) the Grantee learned of as a result of the Grantee’s employment with the Company; or (C) about whom the Grantee received Confidential Information. “Supplier” means any person or entity that provided goods or services to the Company at any time during the twenty-four (24) month period before the Grantee’s termination of employment.

(d)Non-Recruitment. During the Restricted Period, other than in connection with the Grantee’s duties for the Company, the Grantee shall not, and shall not use any Confidential Information to, on behalf of the Grantee or on behalf of any other person or entity, directly or indirectly, hire, solicit, induce, recruit, engage, go into business with, or attempt to hire, solicit, induce, recruit, engage, go into business with, or encourage to leave or otherwise cease his/her employment with the Company, any individual who is an employee or independent contractor of the Company or who was an employee or independent contractor of the Company within the twelve (12) month period prior to the Grantee’s termination of employment.

(e)Non-Disparagement. The Grantee agrees that the Company’s goodwill and reputation are assets of great value to the Company which have been obtained and maintained through great costs, time and effort. Therefore, during the Grantee’s employment and after the Grantee’s termination of employment for any reason, the Grantee shall not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its stockholders, managers, officers, directors, employees, investors or Affiliates. Nothing in this Section 10(e) is intended to interfere with the Grantee’s right to engage in the conduct set forth in Section 10(a)(ii) or (iii).

(f)Remedies. By acceptance of this Agreement, the Grantee acknowledges that the geographic scope and duration of the restrictions and covenants contained in this Section 10 are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Grantee’s level of control over and contact with the business in the Restricted Territory; and (iii) the amount of compensation and Confidential Information that the Grantee is receiving in connection with the Grantee’s employment with the Company. If the Grantee violates any of the restrictions contained in this Section 10, the Restricted Period shall be suspended and shall not run in favor of the Grantee until such time that the Grantee cures the violation to the satisfaction of the Company and the period of time in which the Grantee is in breach shall be added to the Restricted Period applicable to such covenant(s). Further, by executing this Agreement, the Grantee acknowledges that the restrictions contained in this Section 10, in view of the nature of the Company’s businesses, are reasonable and necessary to protect their legitimate business interests, business goodwill and reputation, and that any violation of these restrictions would result in irreparable injury and continuing damage to the Company. Accordingly, by executing this Agreement, the Grantee acknowledges and agrees that, in the event of the Grantee’s breach or threatened breach of the provisions in this Section 10, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Grantee from the commission of such breach or threatened breach, without the necessity of establishing irreparable harm or the posting of a bond, and to recover from the Grantee, damages incurred by the Company as a result of the breach, as well as the Company’s attorneys’ fees, costs and expenses related to such breach or threatened breach. In addition, in the event the Grantee violates any of the restrictions contained in this Section 10, all benefits under this Agreement shall immediately cease, no additional Shares will be due to the Grantee pursuant to the Agreement and any Restricted Stock Units that vested shall be forfeited, and, to the extent the Grantee has previously received Shares pursuant to this Agreement, upon written demand by the Company, the Grantee must immediately repay the Company the Shares previously received (or the value thereof as of such date, if the Shares have been sold or otherwise disposed of by the Grantee). Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. The existence of any claim or cause of action by the Grantee against the Company, whether predicated on this Agreement, the Plan or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in this Section 10, or preclude injunctive relief.

(g)Survival. The restrictive covenants and the remedies set forth in this Section 10 shall survive the Grantee’s termination of employment or service and any termination of this Agreement.

11.Entire Agreement.

This Agreement together with the Plan supersede any and all other prior understandings, negotiations and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. The Grantee acknowledges that the Grantee is relying solely on the Grantee’s own judgment in entering into this Agreement, and not on any communications, promises, or representations of the Company or its agent, except as expressly contained in this Agreement. The Committee may amend this Agreement without the Grantee’s consent provided that it concludes that such amendment is not materially adverse to the Grantee, or is permitted under Section 20 of the Plan. Except as provided by the immediately preceding sentence, no change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.

12.Law Governing.

This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

13.Notice.

Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to be delivered only when actually received by the Company or the Grantee, as the case may be, at the addresses set forth below (or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith):

(a)Notice to the Company shall be sent electronically to compensation@trin.net or in hard copy addressed and delivered as follows: Trinity Industries, Inc., 14221 N. Dallas Parkway, Suite 1100, International Plaza II, Dallas, Texas 75254, Attention: Compensation Department.

(b)Notice to the Grantee shall be sent electronically to the Grantee’s Company e-mail address or, in hard copy addressed and delivered to the Grantee’s address then on file with the Company.

14.Code Section 409A.

The parties intend this Agreement to be exempt from or compliant with the requirements of Section 409A of the Code and agree to interpret this Agreement at all times in accordance with such intent. Without limiting the generality of the foregoing, the term “termination of employment” or any similar term under the Agreement will be interpreted to mean a “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations, warranties, or guarantees regarding the tax treatment of this Agreement under Section 409A of the Code or otherwise, and has advised the Grantee to obtain his or her own tax advisor regarding this Agreement.

15.Acceptance.

The grant of the Restricted Stock Units under this Agreement is subject to and conditioned upon the Grantee’s electronic acceptance of the terms hereof.

* * * * * * * *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee, to evidence his or her consent and approval of all the terms hereof, has duly accepted this Agreement, as of the Date of Grant. Each party to this Agreement consents to the use of electronic signatures and acceptance in the execution of this Agreement. This Agreement may be executed in duplicate counterparts, the production of either of which (including a signature or proof of electronic acceptance) shall be sufficient for all purposes for the proof of the binding terms of this Agreement.

TRINITY INDUSTRIES, INC. Name: Title:
GRANTEE

Name: *Electronic acceptance of this Agreement shall bind the Grantee. Please print and keep a copy for your records.

APPENDIX

PERFORMANCE GOALS

Performance Period:     [DATES]

Performance Goals:    [INSERT PERFORMANCE GOALS AND ACHIEVEMENT LEVELS]